                                                                    Exhibit 2.2


                             STOCK OPTION AGREEMENT



         STOCK OPTION AGREEMENT, dated as of March 23, 1998 (the "Agreement"), by and between Pharmaceutical Marketing Services Inc., a Delaware corporation ("Issuer"), and Cognizant Corporation, a Delaware corporation ("Grantee").

         WHEREAS, Grantee, Issuer and New Sierra Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Grantee ("Sub"), are concurrently herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer with Issuer as the surviving corporation; and

         WHEREAS, as a condition to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,462,391 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share, of Issuer (the "Issuer Common Stock") at a purchase price of $14.50 per Option Share (the "Purchase Price").

         2. Exercise of Option. (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) and until termination of this Agreement pursuant to Section 15 hereof; provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event. Notwithstanding the termination of the Option, but subject to Section 15 hereof, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option pursuant to this
Section 2(a) in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.
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                                                                               2

         (b) As used herein, a "Purchase Event" means the termination of the Merger Agreement under any circumstance which would entitle Grantee or Issuer to receive any fee from Issuer pursuant to Section 8.02(a) of the Merger Agreement, provided, however, that the termination of the Merger Agreement (except pursuant to Section 7.01(b) thereof) after the occurrence of any event described in
Section 8.02(a)(i)(B)(x) thereof shall constitute a Purchase Event hereunder whether or not any event described in Section 8.02(a)(i)(B)(y) of the Merger Agreement shall have occurred.

         (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing"; and the date of such Closing, the "Closing Date"); provided that the Closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act) and (B) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their best efforts to have any such decree, order or injunction vacated or reversed. If the Closing cannot be consummated by reason of a restriction set forth in clause (A) or (B) above, notwithstanding the provisions of Section 2(a), the Closing Date shall be within 20 business days following the elimination of such restriction.

         3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

         (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

         (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

         THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT

         OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 23, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         4. Authorized Stock. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

         5. Purchase Not for Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement at a price per share less than the Purchase Price, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person specified in clause (I) or (II) being referred to as "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 6 and the repurchase rights relating thereto shall be as set forth in Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event with respect to the Substitute Option; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

         (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (f) Issuer shall not enter into any transaction described in Section 6(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Agreement are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights comparable to the Rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact, if applicable, that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

         (g) For purposes of this Agreement, the following terms have the following meanings:

         (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets.

         (2) "Assigned Value" means the highest of (w) the price per share of Issuer Common Stock at which a tender offer or exchange offer for Issuer Common Stock has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b), (y) the highest closing sales price per share for Issuer Common Stock quoted on the NYSE (or if such Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in
    Section 6(b) and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets,

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    an amount equal to (i) the sum of the price paid in such sale for such assets (including assumed liabilities) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a tender offer or exchange offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the NYSE (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

         (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

         7. Repurchase of Option and Option Shares. (a) Notwithstanding the provisions of Section 2(a), but subject to Section 15 hereof, at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months after the occurrence of a Purchase Event, Issuer (or any successor entity thereof) shall:

         (i) at the request of Grantee, repurchase from Grantee the Option (if and to the extent not previously terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised (the "Option Repurchase Price"); and

         (ii) at the request of an owner of Option Shares from time to time, repurchase such number of Option Shares as such owner shall designate at a price equal to the Applicable Price as of the Section 7 Request Date multiplied by the number of Option

    Shares requested to be repurchased by such owner (the "Option Share Repurchase Price").

         (b) If Grantee or an owner of Option Shares exercises its rights under this Section 7, Issuer shall, within 10 business days after the Section 7 Request Date, pay the Option Repurchase Price or Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or Option Shares, as the case may be.

         (c) For purposes of this Agreement, the following terms have the following meanings:

         (i) "Applicable Price," as of any date, means the highest of (A) the highest price per share at which a tender offer or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (B) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to such date or (C) the highest closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (ii) "Repurchase Event" means the occurrence of a Purchase Event followed by the consummation of any transaction the proposal of which would constitute a Transaction Proposal.

         (iii) "Section 7 Request Date" means the date on which Grantee or an owner of Option Shares exercises its rights under this Section.

         8. Repurchase of Substitute Option. (a) At any time after issuance of the Substitute Option and prior to the expiration of the Substitute Option, Substitute Option Issuer (or any successor entity thereof) shall:

         (i) at the request of Grantee, repurchase from Grantee the Substitute Option (if and to the extent not previously terminated) at a price equal to the excess, if any, of (x) the Highest Closing Price as of the Section 8 Request Date (as defined below) for a share of Substitute Common Stock over
    (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised (the "Substitute Option Repurchase Price"); and

         (ii) at the request of an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option, repurchase such number of shares of Substitute Common Stock as such owner shall designate at a price equal to the Highest Closing Price as of the Section 8 Request
    Date multiplied by the number of shares of Substitute Common Stock requested to be repurchased by such owner (the "Substitute Share Repurchase Price").

         (b) If Grantee or an owner of shares of Substitute Common Stock issued upon exercise of the Substitute Option exercises its rights under this
    Section 8, Substitute Option Issuer shall, within 10 business days after the
    Section 8 Request Date, pay the Substitute Option Repurchase Price or Substitute Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or shares of Substitute Common Stock, as the case may be.

         (c) For purposes of this Agreement, the following terms have the following meanings:

         (i) "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 8 Request Date; and

         (ii) "Section 8 Request Date" means the date on which Grantee or an Owner exercises its rights under this Section.

         9. Mandatory Repurchase of Option. (a) In the event that any person who has participated in a Purchase Event enters into any agreement or understanding with Grantee with respect to Grantee's exercise of, or its election not to exercise, any of Grantee's rights set forth in Section 2 or 7 of this Agreement, Grantee shall, by written notice to Issuer, require that Issuer repurchase, and Issuer shall repurchase, (I) the Option and (II) all (but not less than all) the shares of Issuer Common Stock purchased by Grantee pursuant hereto; provided, however, that the parties shall not be obligated to effect such mandatory repurchase if the Board of Directors of Issuer determines, after having consulted with and considered the written advice of outside counsel, that such mandatory repurchase would cause the members of the Board of Directors to breach their fiduciary duties; and provided, further, that any such determination by the Board of Directors of Issuer shall not operate to limit Grantee's rights pursuant to Section 7 hereof. Issuer shall:

         (i) repurchase from Grantee the Option (if and to the extent not previously terminated) at a price equal to the excess, if any, of (x) the
    Section 9 Applicable Price (as defined below) as of the Section 9 Notice Date (as defined below) for a share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6(a)), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised (the "Section 9 Option Repurchase Price"); and

         (ii) repurchase such number of Option Shares as an owner of Option Shares shall designate at a price equal to the Section 9 Applicable Price as of the Section 9 Notice Date multiplied by the number of Option Shares requested to be repurchased by such owner (the "Section 9 Option Share Repurchase Price").

         (b) In the event that Issuer is, as a result of law or regulation, prohibited from performing any of its obligations under this Section 9, Issuer shall not thereafter enter into any acquisition transaction unless the other parties thereto agree to assume Issuer's obligations under this Section 9 to the extent not previously performed. The foregoing sentence shall not operate to limit or waive any remedies Grantee may have against Issuer for Issuer's failure to perform its obligations under this Section 9.

         (c) If Grantee or an owner of Option Shares exercises its rights under this Section 9, Issuer shall, within 10 business days after the Section 9 Notice Date, pay the Section 9 Option Repurchase Price or Section 9 Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner, as the case may be, shall surrender to Issuer the Option or Option Shares, as the case may be.

         (d) For purposes of this Agreement, the following terms have the following meanings:

         (i) "Section 9 Applicable Price," as of any date, means the highest of
    (A) the highest price per share at which a tender offer or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to such date, (B) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Issuer entered into on or prior to such date or (C) the highest closing sales price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (ii) "Section 9 Notice Date" means the date on which Grantee or an owner of Option Shares exercises its rights under this Section.

         (iii) "Section 9 Repurchase Consideration" means the aggregate price paid by Issuer to Grantee under the terms of this Section 9.

         10. Registration Rights. Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within three years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 10, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 10 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by the Owners pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 10, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

         11. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE, Issuer, upon the request of any Owner, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE and will use its best efforts to obtain approval of such listing as soon as practicable.

         12. Limitation of Grantee Profit. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $6,500,000, and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Issuer Common Stock (or other securities into which such Option Shares are converted or exchanged),
(iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed $6,500,000 after taking into account the foregoing actions.

         (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) the excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) all amounts received by Grantee on the transfer of the Option, plus (C) all equivalent amounts with respect to the Substitute Option, plus (D) all amounts received by Grantee pursuant to Section 8.02(a) and (b) of the Merger Agreement, minus (ii) all amounts of cash previously paid to Issuer pursuant to this
Section 12 plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to this Section 12.

         (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 8.02(a) or (b) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed $6,500,000 following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 12(a) within 30 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares, (iii) the date of receipt of net cash from disposition of the Option and (iv) the date of receipt of equivalent amounts pursuant to the sale of the Substitute Option or shares of Substitute Common Stock (or other securities into which such Substitute Common Stock is converted or exchanged).

         (d) For purposes of Section 12(a) and clause (ii) of Section 12(b), the value of any Option Shares delivered to Issuer shall be the Assigned Value of such Option Shares and the value of any Substitute Common Stock delivered to Issuer shall be the Highest Closing Price of such Substitute Common Stock.

         13. Loss, Theft, Etc. of Agreement. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         14. Miscellaneous. (a) Expenses. Except as otherwise provided in
Section 10 hereof or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer (or Substitute Option Issuer) to repurchase, the full number of shares of Issuer Common Stock (or Substitute Common Stock) as provided in Sections 2, 7 and 9 (or in the case of Substitute Common Stock Sections 2 and 8), as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (D) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW RULES.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Grantee to:

         Cognizant Corporation
         200 Nyala Farms
         Westport, CT 06880
         Attention:  General Counsel
         Telecopier No.:  (203) 222-4313

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017
         Attention:   Richard A. Garvey, Esq.
         Telecopier No.:  (212) 455-2502

         If to Issuer to:

         Pharmaceutical Marketing Services Inc.
         45 Rockefeller Plaza, Suite 912
         New York, NY 10111
         Attention:  General Counsel
         Telecopier No.:  (212) 841-5760

         with a copy to:

         Reboul, MacMurray, Hewitt, Maynard
           & Kristol
         45 Rockefeller Plaza
         New York, NY 10111
         Attention:   Karen C. Wiedemann, Esq.
         Telecopier No.:  (212) 841-5725


         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Grantee may assign this Agreement in whole to any affiliate of Grantee at any time. Except as provided in the next sentence, Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. Upon the occurrence of a Purchase Event, Grantee may sell, transfer, assign or otherwise dispose of, in whole at any time, its rights and obligations hereunder. In the case of any sale, transfer, assignment or disposition of this Option, Issuer shall do all things reasonably necessary to facilitate such transaction. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Representations and Warranties. The representations and warranties contained in Sections 3.01(a) and 3.02(a) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 3.01(c),(d), (p),
(q) and (t)] and 3.02(c) of the Merger Agreement, are incorporated herein by reference.

         (j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (k) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         15. Termination. Notwithstanding any other provision to the contrary contained in this Agreement, this Agreement shall terminate, and Grantee shall have no further rights hereunder, upon the payment in full of any and all amounts due under Sections 8.02(a) and 8.02(b) of the Merger Agreement.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.


                                       PHARMACEUTICAL MARKETING
                                        SERVICES INC.



                                       By /s/ Dennis M.J. Turner
                                         --------------------------------
                                         Name:  Dennis M.J. Turner
                                         Title: Chief Executive

                                       COGNIZANT CORPORATION

                                       By /s/ Kenneth S. Siegel
                                         --------------------------------
                                         Name: Kenneth S. Siegel
                                         Title: Senior Vice President, General
                                                Counsel and Secretary